EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports First Quarter 2011 Financial Results

THE WOODLANDS, Texas, May 16, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the first quarter ended March 31, 2011.

Financial Results

Net loss for the three-month period ended March 31, 2011, was ($2.1) million or ($0.20) per share as compared to a net loss of ($1.1) million or ($0.17) per share for the same period in 2010. The increase in loss for the three month period ended March 31, 2011 as compared to the same period in 2010 was primarily due to increased expenses in clinical development for Androxal® and Proellex®.

Research and development ("R&D") expenses increased 223% or approximately $1.0 million to $1.5 million for the three month period ended March 31, 2011 as compared to $458,000 for the same period in the prior year. Our primary R&D expenses for the three month periods ended March 31, 2011 and 2010 are shown in the following table (in thousands):

Research and Development	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Variance	Change (%)
Operating and occupancy	$193	$177	$16	9%
Payroll and benefits	191	120	71	59%
Androxal® clinical development	871	14	857	6,121%
Proellex® clinical development	225	147	78	53%
Total	$1,480	$458	$1,022	223%

The increase in R&D expenses is primarily due to the increased clinical development expenses related to Androxal® as a result of the initiation of the Phase 2 study as a potential treatment for Type 2 diabetes in hypogonadal men and the Phase 2B study in men with secondary hypogonadism. R&D expenses were further increased due to the ongoing dose escalating study being conducted on Proellex® initiated in the third quarter of 2010. Additionally, payroll and benefits expenses increased due to increased headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried R&D employees.

General and administrative expenses, ("G&A"), decreased 5% or approximately $34,000 to $635,000 for the three month period ended March 31, 2011 as compared to $669,000 for the same period in the prior year. Our primary G&A expenses for the three month period ended March 31, 2011 and 2010 are shown in the following table (in thousands):

General and Administrative	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010	Variance	Change (%)
Payroll and benefits	$196	$153	$43	28%
Operating and occupancy	439	516	(77)	(15)%
Total	$635	$669	($34)	(5)%

G&A payroll and benefits expenses include a charge for non-cash stock option expense of $78,000 for the three month period ended March 31, 2011 as compared to $74,000 for the same period in the prior year. Additionally, salaries for the three month period ended March 31, 2011 were $104,000 as compared to $63,000 for the same period in the prior year. The increase in salaries is primarily due to the discontinuation of the salary reduction program put in place in August 2009 for all salaried employees other than Mr. Podolski, the Company's President and CEO, and Mr. Podolski's salary was revised to a 25% reduction.

G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased 15% or approximately $77,000 to $439,000 for the three month period ended March 31, 2011 as compared to $516,000 for the same period in the prior year. The decrease is primarily due to a decrease in professional services.

As of March 31, 2011 we had 11,976,209 shares of common stock outstanding.

About Repros Therapeutics Inc.

Repros Therapeutics Inc. focuses on the development of new drugs to treat hormonal and reproductive system disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Revenues and other income	$ --	$ --

Expenses
Research and development	1,480	458
General and administrative	635	669
Total expenses	2,115	1,127

Net loss	$ (2,115)	$ (1,127)

Net loss per share - basic and diluted	$ (0.20)	$ (0.17)

Weighted average shares used in loss per share calculation:
Basic	10,790	6,457
Diluted	10,790	6,457

CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	March 31, 2011	December 31, 2010

Cash and cash equivalents	$ 12,630	$ 2,957
Prepaid expenses and other currents assets	305	328
Fixed assets (net)	5	7
Patents (net)	1,197	1,173
Total assets	$ 14,137	$ 4,465

Accounts payable and accrued expenses	$ 1,451	$ 1,298
Stockholders' equity	12,686	3,167
Total liabilities and stockholders' equity	$ 14,137	$ 4,465
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447